Exhibit 10.4

PERFORMANCE-BASED NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
2010 INDUCEMENT STOCK PLAN

Name of Optionee:

No. of Option Shares:

Option Exercise Price per Share:                                                    $

Grant Date:

Expiration Date:

Pursuant to the Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan as amended through the date hereof (the “Plan”), Boston Private Financial Holdings, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $1.00 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan.  This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

By accepting this Stock Option, the Optionee confirms the Optionee’s agreement to all of the terms and conditions of any agreement between the Optionee and the Company or any of its subsidiaries that addresses confidentiality obligations and/or post-employment restrictions on solicitation of employees and customers or clients. If this Stock Option is not so accepted within 60 days of the Grant Date, the Optionee shall forfeit the Stock Option in its entirety (regardless of whether vested or unvested).

1.                                      Exercisability Schedule.  The Optionee shall have no rights to this Stock Option unless he shall have accepted the Stock Option electronically through the Company’s Stock Plan Administration System.  No portion of this Stock Option may be exercised until such portion shall have become exercisable.  Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall become fully vested and exercisable on the date on which both of the following conditions have been satisfied (the “Vesting Date”): (x) during the period between the Grant Date and the fourth anniversary of the Grant Date (the “Measurement Period”), the closing price of the Stock is at or above $18.00 per share for 20 consecutive trading days, and (y) at the time that the condition in subsection (x) is met, the Company’s Tier 1 risk-based capital ratio is at least 6.0%, or such other level as may be required by a Governmental Agency (as defined in the Employment Agreement, dated November 5, 2018, between the Optionee and the Company (as may be amended from time to time, the “Employment Agreement”)).  Whether the Stock Option has become vested and exercisable shall be determined and communicated to the Optionee by the Administrator as soon as reasonably practicable following the Vesting Date, but in no event later than 30 days after the Vesting Date. The Administrator’s decision with respect to vesting and exercisability shall be conclusive and binding on the Optionee and his representatives or legatees.

2.                                      Manner of Exercise.

(a)                                 The Optionee may exercise this Stock Option only in the following manner:  from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his election to purchase some or all of the Option Shares purchasable at the time of such notice.  This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods:  (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price, or (v) a combination of (i), (ii), (iii) and (iv) above.  Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.  In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

(b)                                 The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan.  The determination of the Administrator as to such compliance shall be final and binding on the

Optionee.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.  Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)                                  The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d)                                 Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.                                      Termination of Employment.  If the Optionee’s employment by the Company or a Subsidiary is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a)                                 Termination for Cause.  If the Optionee’s employment is terminated by the Company for Cause (as defined in the Employment Agreement), any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect.

(b)                                 Termination Due to Death.  If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date may, to the extent exercisable, be exercised by the Optionee’s legal representative or legatee until the earlier of (i) of 24 months from the later of (x) the date of the Optionee’s death or (y) the Vesting Date or (ii) the Expiration Date.

(c)                                  Termination by Reason of Retirement.  If the Optionee’s employment terminates by reason of the Optionee’s Retirement, any portion of this Stock Option outstanding on such date may, to the extent exercisable, be exercised by the Optionee until the earlier of (i) of 12 months from the later of (x) the date of the Optionee’s Retirement or (y) the Vesting Date or (ii) the Expiration Date.

(d)                                 Termination Due to Disability.  If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date shall, to the extent exercisable, be exercised by the Optionee until the earlier of (i) of 12 months from the later of (x) the date of the Optionee’s termination of employment or (y) the Vesting Date or (ii) the Expiration Date.

(e)                                  Termination Without Cause or for Good Reason.  If the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Reason (as defined in the Employment Agreement), any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable, until the earlier of (i) of 12 months from the later of (x) the date of the Optionee’s termination of employment or (y) the Vesting Date or (ii) the Expiration Date.

(f)                                   Other Termination.  If the Optionee’s employment terminates for any reason other than (i) due to the Optionee’s death, (ii) due to the Optionee’s disability, (iii) due to the Optionee’s retirement, (iv) by the Company for Cause, (v) by the Company without Cause or (vi) by the Optionee for Good Reason, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier.  Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

(g)                                  Acceleration Upon Termination.  Notwithstanding the foregoing, (i) if the Optionee’s employment with the Company and its subsidiaries is terminated due to the Optionee’s disability (as determined by the Administrator) or death, the Optionee shall be eligible to vest, on the Vesting Date, with respect to a pro-rated portion of the Option Shares that would have vested and become exercisable had the Optionee’s employment not terminated prior to the Vesting Date, calculated based on (A) the number of days from the Grant Date through the date of the Optionee’s termination of employment divided by (B) the number of days from the Grant Date through the Vesting Date, only if the Company achieves the performance targets described in Paragraph 1 above, or (ii) if the Optionee’s employment with the Company and its subsidiaries is terminated by the Company without Cause or by the Optionee for Good Reason, subject to the Optionee signing of the Separation Agreement (as defined in the Employment Agreement) and the Separation Agreement becoming irrevocable, all within 60 days after the date of termination of employment, the Optionee shall be eligible to vest, on the later of (x) the Vesting Date or (y) the effective date of the Separation Agreement (such date the “Accelerated Vesting Date”), with respect to a pro-rated portion of the Option Shares that would have vested and become exercisable had the Optionee’s employment not terminated prior to the Vesting Date, calculated based on (A) the number of days from the Grant Date through the date the Optionee’s termination of employment divided by (B) the number of days from the Grant Date through the Vesting Date, only if the Company achieves the performance targets described in Paragraph 1 above.  Any termination or forfeiture of unvested Option Shares that could vest pursuant to subsection (ii) of the prior sentence and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date. For the avoidance of doubt, if the offer of the Separation Agreement expires or if the Separation Agreement is timely executed but revoked, the termination or forfeiture of unvested Option Shares shall occur effective upon such expiration or revocation.

The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his representatives or legatees.

4.                                      Change in Control. Notwithstanding the provisions of any agreement between the Optionee and Company or any subsidiary that is in effect as of the date hereof, in the event of a Change in Control (as defined in the Employment Agreement) or Sale Event prior to the final Vesting Date, the Stock Option shall become fully vested and exercisable upon the Change in Control or Sale Event only if the Sale Price per share of Stock in the Change in Control or Sale Event (as determined by the Administrator) equals or exceeds $18.00.  The Administrator’s decision with respect to vesting and exercisability shall be conclusive and binding on the Optionee and his representatives or legatees.

5.                                      Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.                                      Transferability.  This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

7.                                      Tax Withholding.  The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Optionee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8.                                      No Obligation to Continue Employment.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.

9.                                      Clawback. This Stock Option and any shares of Stock granted hereunder (and any gains thereon) shall be subject to recovery or “clawback” by the Company if and to the extent that the vesting of the Stock Option was determined or calculated based on materially inaccurate financial statements or any other material inaccurate performance metric criteria. If the Company or its subsidiaries terminate the Optionee’s service relationship due to the Optionee’s gross negligence or willful misconduct (whether or not such actions also constitute Cause hereunder), which conduct, directly or indirectly results in the Company preparing an accounting restatement, and/or if the Optionee breaches any provision of Section 7, or materially breaches any provision of Sections 8 or 9 of the Employment Agreement, any Stock Option (and any gains from the exercise thereon) shall be subject to forfeiture, recovery and “clawback.”

10.                               Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv)

authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11.                               Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Optionee’s Signature

Optionee’s name and address: